Exhibit 99.1

Timberline Provides Butte Highlands Gold Project Overview, Files Underground Exploration Plan with Montana DEQ, Acquires Additional Property

April 30, 2009 – Coeur d’Alene, Idaho – Timberline Resources Corporation (NYSE Amex: TLR) today provides a Butte Highlands Gold Project overview and announces the filing of the Underground Exploration Plan and the acquisition of additional property at its Butte Highlands Gold Project in southwestern Montana.

Timberline has rapidly advanced its Butte Highlands Gold Project toward development and production since first purchasing the property in 2007.  Project highlights include:

2007 -

May - Entered agreement to acquire Butte Highlands Property.

July - Completed acquisition of the Butte Highlands Property.

August - Staked additional claims at the project.

October - Initiated Phase 1 drill program.

2008 -

May - Initiated preliminary scoping study.

August - Resumed Phase 1 drill program.

September - Released highlights of preliminary economic analysis and development timeline.

October - Discovered new high-grade gold zone at Butte Highlands Gold Project.

October - Announced plans to form 50/50 joint-venture with Small Mine Development.

November - Initiated Underground Exploration Plan for permitting process.

2009 -

January - Drilled water monitoring well, announced positive results of a hydrogeologic study.

April - Filed Underground Exploration Plan with Montana DEQ.

April - Acquired additional property for project.

Timberline recently filed its Underground Exploration Plan with Montana’s Department of Environmental Quality (DEQ).  The work plan at Butte Highlands is primarily aimed at advancing the deposit toward near-term development and production.  The review and approval process is expected to take approximately 60 days after which the Company expects to begin the development ramp and drilling.  The plan includes:

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Driving a 6,700-foot decline, providing access for 10 to 15 underground drill stations and doubling as a production ramp.

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60,000 feet of underground drilling to further define and potentially expand known mineralized zones and to provide material for metallurgical testing.

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Additional surface drilling to test the deposit’s western extension discovered last fall in Hole #08-03.  (See Timberline’s press release dated October 21, 2008 for more information.)

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A 10,000-ton bulk sample to provide material for pre-production ore characterization.

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Additional water monitoring drill holes for further definition of the hydrological character, verifying continuity with last year’s single test hole.

In support of the project, Timberline has recently acquired approximately 150 acres of private land adjacent to and just south of its main Butte Highlands property.  The strategic parcel is expected to reduce development and mining costs by providing improved portal access and more optimal facilities locations and staging areas.

Timberline V-P of Exploration Paul Dircksen stated, “While this stage of the development process is fairly quiet from a public announcement perspective, it is typically when exploration companies are most active.  The combination of Timberline geologists, contributions from our drilling staff, permitting and oversight of Klepfer Mining Services, and the engineering and design input from the team at Small Mine Development have allowed the plan to come together according to the time frame we originally outlined.  In addition to the Underground Exploration Plan, we have been advancing geologic modeling, geologic targeting for resource expansion, mine modeling, engineering design, property consolidation, and permitting.  We are looking forward to an acceleration of activities this summer.”

Butte Highlands is located 15 miles south of Butte, Montana within a favorable geologic domain that has hosted several multi-million ounce gold deposits including Butte, Golden Sunlight, Montana Tunnels, and Virginia City. The property was extensively drilled by Placer Dome, Battle Mountain, ASARCO, and Orvana Minerals in the 1980s and 1990s, and contains historic mineralization outlined by Orvana (not compliant with NI 43-101 or SEC Guide 7) exceeding 500,000 ounces of gold at a grade of nearly 0.30 ounces of gold per ton (oz/t).  Past drilling highlights include gold intercepts of 50 feet of 0.65 oz/t, 31 feet of 1.06 oz/t, and 11.50 feet of 1.99 oz/t.

This press release has been reviewed and approved by Paul Dircksen, a Qualified Person as defined by NI 43-101.

Timberline Resources Corporation has taken the complementary businesses of mining services and mineral exploration and combined them into a unique, forward-thinking investment vehicle that provides investors exposure to both the "picks and shovels" and "blue sky" aspects of the mining industry. Timberline has contract drilling subsidiaries in the western United States and Mexico and an exploration division focused on district-scale gold projects with the potential for near-term, low-cost development. The Company is forming a 50/50 joint-venture with Small Mine Development, LLC at its Butte Highlands Gold Project, which is scheduled for development in 2009. Timberline is listed on the NYSE Amex and trades under the symbol "TLR".

Statements contained herein that are not based upon current or historical fact are forward-looking in nature. Such forward-looking statements reflect the Company's expectations about its future operating results, performance and opportunities that involve substantial risks and uncertainties, including but not limited to the Company's 50/50 joint venture with SMD, the development and production of the Company's Butte Highlands project, and the Company's expected operations in 2009. When used herein, the words "anticipate," "believe," "estimate," "plan," "intend" and "expect" and similar expressions, as they relate to Timberline Resources Corporation, or its management, are intended to identify such forward-looking statements. These forward-looking statements are based on information currently available to the Company and are subject to a number of risks, uncertainties, and other factors that could cause the Company's actual results, performance, prospects, and opportunities to differ materially from those expressed in, or implied by, these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, such factors, including risk factors, discussed in the Company's Annual Report on Form 10-KSB for the year ended September 30, 2008. Except as required by the Federal Securities law, the Company does not undertake any obligation to release publicly any revisions to any forward-looking statements.

Contact Information:

John Swallow, Chairman
Phone: 208.664.4859